FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is made effective the 6th day of November, 2001, and is by and among American Medical Technologies, Inc. a Delaware corporation (the “Borrower”) and Bank One, Michigan, N. A., a national banking association (the “Lender”).

WITNESSETH:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitations.

1.1           The Credit Agreement.  On or about September 21, 2000, the Lender and the Borrower executed a certain Line of Credit Agreement (the “Credit Agreement”) providing for certain loans made by Lender to Borrower and evidenced by a Revolving Business Credit Note (the “Note”). Among other documents executed contemporaneously with the Credit Agreement were a Continuing Security Agreement and UCC-1 Financing Statements (collectively, the “Loan Documents”).

1.2           The First Amendment.  On or about March 20, 2001, the Lender and Borrower executed that certain letter agreement constituting an amendment to the Credit Agreement (the “First Amendment”) providing for certain amendments to the Credit Agreement as set forth therein.

1.3           The Second Amendment.  On or about June 25, 2001, the Lender and Borrower executed that certain letter agreement constituting an amendment to the Credit Agreement (the “Second Amendment”) providing for certain amendments to the Credit Agreement as set forth therein.

1.3           The Letter of Credit.  Lender is currently committed to a letter of credit as part of Facility A of the Credit Agreement in the amount of $462,650.00 (the “Letter of Credit”).

1.4           The Credit Card Balance.  Borrower is further indebted to Lender in the approximate amount of $150,000.00 resulting from charges made by Borrower utilizing a business charge card line of credit (the “Credit Card Balance”).

1.5           Payable Status.  Except for the Credit Card Balance, all obligations of Borrower are in default and are presently due and payable and Borrower has requested that Lender: (a) forbear from taking any actions to collect the amounts due under the Loan Documents, and (b) agree to the other terms and conditions set forth herein. The Lender is willing to agree to the Borrower’s request on the condition that the Borrower fully and faithfully perform its obligations under the Loan Documents, including but not limited to, the Credit Agreement, as amended.

The term “Loan Documents” shall include the Credit Agreement, the Note, the First Amendment, the Second Amendment, the Letter of Credit, the Credit Card Balance and all writings, documents, instruments, security agreements contemplated therein, respectively.  The term “Obligations” shall include the Note, the Letter of Credit, the Credit Card Balance and all other obligations pursuant to which Borrower may owe performance or payment to Lender.  The term “Indebtedness” shall include the Note, the Credit Card Balance and all other indebtedness owning from Borrower to Lender.

2.             Acknowledgment of Amounts Due and Maturity Date.   Lender and Borrower acknowledge that as of the beginning of business on November 6, 2001 the outstanding balance in respect of the Indebtedness was as follows:

	Principal	Accrued and Unpaid Interest
Note:	$1,745,656.25	$2,173.10
Credit Card Balance:	$30,528.97

Borrower waives any and all rights to notice of payment default or any other default, protest and notice of protest, dishonor, diligence in collecting and the bringing of suit against any party, notice of intention to accelerate, notice of acceleration, demand for payment and other notices whatsoever regarding the Credit Agreement, as amended, the Indebtedness, or any other Loan Documents, and further waive any claims that any notices previously given are insufficient for any reason.  Borrower further agrees that the Indebtedness set forth above is presently due and payable in full to Lender without discount or offset, and any claims or defenses thereto are waived and released herein.

3.             No Further Advances.  Borrower acknowledges and agrees that it shall not be entitled to, nor shall Borrower request, any additional advances under the Credit Agreement, the Note, or any other Loan Documents.  Furthermore, Borrower shall not request nor shall Lender be obligated to issue any further or additional letters of credit.

4.             No Waiver. The execution, delivery and performance of this Agreement by Lender and the acceptance by Lender of performance of Borrower hereunder (a) shall not constitute a waiver or release by Lender of any default that may now or hereafter exist under the Loan Documents, (b) shall not constitute a novation of the Loan Documents as it is the intent of the parties to modify the Loan Documents as expressly set out herein, and (c) except as expressly provided in this Agreement, shall be without prejudice to, and is not a waiver or release of, Lender's rights at any time in the future to exercise any and all rights conferred upon Lender by the Loan Documents or otherwise at law or in equity, including but not limited to the right to accelerate the Indebtedness, if not already accelerated, and to institute collection proceedings against Borrower and/or any right against any other person or entity not a party to this Agreement.  Similarly, the execution, delivery, and performance of this Agreement by Borrower and the acceptance by Borrower of the performance by Lender hereunder shall not, subject to the express provisions of this Agreement, constitute a waiver or release of any of Borrower's rights under the Loan Documents; provided, however, that Borrower waives any and all claims now or hereafter arising from or related to any delay by Lender in exercising any rights or remedies under the Loan Documents, including, without limitation, any delay in foreclosing on any collateral securing the Indebtedness.

5.             Forbearance. So long as this Agreement is not terminated as provided herein, the Lender agrees not to foreclose or attempt to foreclose any collateral securing the Indebtedness, institute suit for collection of the Indebtedness against Borrower, or exercise any other remedies available to it under the Loan Documents or under applicable law for a period of time commencing on the date hereof and extending through and including December 20, 2001 at 5:00 p.m. (the “Forbearance Period”).  Upon termination of the Forbearance Period, or otherwise under the provisions of this Agreement, or if all amounts due and owing under the Credit Agreement, the Indebtedness or other Loan Documents are not paid in full on or before the expiration of the Forbearance Period, Lender may seek to foreclose upon any collateral and to exercise any other remedies to which Lender may be entitled under the Loan Documents, or applicable law to collect amounts due under the Indebtedness, the Credit Agreement or any other Loan Documents.  Borrower agrees that Borrower will not during the Forbearance Period, initiate any action of any kind against Lender with respect to the Loan Documents, exercise any remedy available under the Loan Documents or otherwise, or make or suffer to exist any type of demand upon Lender with respect to the Obligations.

6.             Borrower Management.  Borrower has advised the Bank that it has appointed a “Crisis Manager” for the Borrower.  The Borrower agrees that it will maintain the engagement of a Crisis Manager during the Forbearance Period, which Crisis Manager shall provide and maintain direct responsibility for the following:

The Crisis Manager shall submit to the Bank by 10:00 a.m. each Thursday during the Forbearance Period, a verbal report on the status, progress and terms of refinancing the indebtedness owed to the Lender and the condition of Borrower.

The Borrower shall permit the Crisis Manager access at all times to all information of the Borrower, whether financial in nature or otherwise, necessary for the Crisis Manager to perform its duties hereunder and under its terms of engagement by the Borrower.

7.             Interest Rate.  During the Forbearance Period, all Indebtedness owed by Borrower to Lender under the Loan Documents shall bear interest at the per annum rate equal to the sum of the Prime Rate plus four percent (4.0%).  The Prime Rate shall be that variable per annum rate announced, from time to time, by the Lender as its Prime Rate.

8.             Interest Payments. Commencing on November 6, 2001, and continuing thereafter on the 30th day of each successive month thereafter during the Forbearance Period, Borrower shall pay Lender all accrued interest in respect of the Obligations.

9.             Loan Fee.  Simultaneously with the execution of this Agreement, Borrower shall pay to Lender a non-refundable loan fee to Lender in the sum of Ten Thousand and no\100s dollars ($10,000.00) which loan fee shall be earned when paid.

10.           Real Estate Mortgage.  The Borrower shall make, execute and deliver to Lender a deed of trust, mortgage, assignment of rents, subordination of leases and collateral assignment of land contracts sufficient to provide Lender with a valid and legally enforceable lien (the "Mortgage”) on the property owned by Borrower and located at 5555 Bear Lane Corpus Christi, Texas (the “Property”).  The Mortgage shall have first priority on the Property except for one first mortgage in an amount not greater than $750,000.00 (the “First Mortgage”).  Borrower shall provide Lender with the Mortgage, a copy of that certain recently issued title insurance policy and copies of the environmental study and survey already completed.  The Mortgage will secure all Obligations.

11.           Letter of Credit.  Prior to the expiration of the Forbearance Period, Borrower shall have arranged for the issuance of substitute letters of credit to replace the Letter of Credit and return to Lender the original Letter of Credit.

12.           Cross-Collateralization of Credit Card Balance. Any and all Obligations and Indebtedness accrued under the Credit Card Balance shall be cross-collateralized to the Obligations of the Borrower, and shall enjoy the same rights under any of the Loan Documents granting Lender liens or security interests all other Indebtedness under the Credit Agreement. The Borrower acknowledges that, as a result of the amendment herein to the definition of the term “Obligations” effected by this Amendment, the prompt payment of all of the Credit Card Balance Indebtedness will be secured by a valid and perfected first priority security interest in all of the now existing and after-acquired tangible and intangible property of the Borrower in which Lender currently has a security interest and by the Mortgage required by this Agreement.  All of the Loan Documents which grant the Lender a lien or security interest in Borrower’s assets are hereby amended to include the Credit Card Balance as a part of the secured Indebtedness.

13.           Financing Statements.  Borrower shall take whatever steps are necessary to provide Lender with a first and prior security interest in all personal property securing the Obligations.  If necessary to assure Lender’s first lien status, Borrower will provide Lender with executed and filed releases of Financing Statements or liens held by other parties or with additional Financing Statements in Lender’s favor.   The Borrower hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that: (a) indicates the Collateral as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail; and (b) contains any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower.  The Borrower agrees to furnish any of the foregoing information to Lender promptly upon request.  The Borrower ratifies its authorization for Lender to have filed any like initial financing statements or amendments thereto if filed prior to the date hereof.  Lender may add any supplemental language to any such financing statement as Secured Party may determine to be necessary or helpful in acquiring or preserving rights against third parties.

14.           Compliance with Loan Documents. During the term of this Agreement, Borrower shall fully and faithfully comply with all of the terms of the Loan Documents.  Upon Borrower’s failure to fully and faithfully timely pay Lender any of the payments set forth in this Agreement, the term of this Agreement shall immediately end and terminate without the necessity of notice or demand, and Lender shall be entitled to pursue any and all remedies.  Upon the occurrence of Borrower’s failure to fully and faithfully perform any other obligation with respect to the Loan Documents or, they shall be entitled to such notice and opportunity to cure, if any, as provided in the Loan Documents.

15.           Representations and Warranties. In order to induce Lender to execute, deliver, and perform this Agreement, Borrower warrants and represents to Lender that:

(a)           this Agreement is not being made or entered into with the actual intent to hinder, delay, or defraud any entity or person;

(b)           this Agreement is not intended by the parties to be a novation of the Loan Documents and, except as expressly modified herein, all terms, conditions, rights and obligations as set out in the Loan Documents are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed;

(c)           no action or proceeding, including, without limitation, a voluntary or involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code, has been instituted by or against any Borrower;

(d)           to the best of Borrower’s knowledge, and with the sole exception of financial statements projecting profitability for the period ending December 31, 2001, all balance sheets, and cash flow statements, and all information provided by Borrower to Lender prior to the date hereof, including, without limitation, all financial statements, balance sheets, and cash flow statements, was, at the date of delivery, and is, as of the date hereof, true and correct in all respects.  Borrower recognizes and acknowledges that Lender is entering into this Agreement based in part on the financial information provided to Lender by each of them and that the truth and correctness of that financial information is a material inducement to Lender in entering into this Agreement.  During the term of this Agreement, Borrower agrees to advise Lender promptly in writing of any and all new information, facts, or occurrences that would in any way materially supplement, contradict, or affect any financial statements, balance sheets, cash flow statements, or similar items furnished to Lender.

(e)           This Agreement and the Loan Documents constitute the entire agreement among Lender and Borrower with respect to this matter.

16.           Bankruptcy.   In entering into this Agreement, Borrower and Lender hereby stipulate, acknowledge and agree that Lender gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgments and warranties of Borrower as contained herein and that Lender would not have entered into this Agreement but for such promises, representations, acknowledgments, agreements, and warranties, all of which have been accepted by Lender in good faith, the breach of which by Borrower in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. § 1112(b).  As additional consideration for Lender agreeing to forbear from immediately enforcing its rights and remedies under this Agreement and in the Loan Documents, including but not limited to the institution of foreclosure or collection proceedings, Borrower agrees that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. §101, et seq.) is filed by or against any Borrower at any time after the execution of this Agreement, Lender shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Lender complete relief from the automatic stay imposed by §362 of the bankruptcy Code (11 U.S.C. §362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached thereto.  Borrower specifically agrees (i) that upon filing a motion for relief from the automatic stay, Lender shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Lender to establish or prove the value of any collateral, the lack of adequate protection of its interest in any collateral, or the lack of equity in any collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be "for cause" pursuant to §362(d)(1) of the bankruptcy Code (11 U.S.C. §362 (d)(1); and (iii) that Borrower will not directly or indirectly oppose or otherwise defend against Lender's efforts to gain relief from the automatic stay. This provision is not intended to preclude Borrower from filing for protection under any Chapter of the Bankruptcy Code.  The remedies prescribed in this paragraph are not exclusive and shall not limit Lender's rights under the Loan Documents, this Agreement or under any law.  All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Lender entering into this Agreement.

17.           Release.  Borrower hereby remises, releases, and forever discharges Lender, its successors and assigns, its officers, directors, employees, agents and attorneys (collectively, “Released Parties”) of and from all actions, causes of action, suits, proceedings, debts, contracts, claims, damages, liability and demands whatsoever, known or unknown, in law or equity, which Borrower ever had or now has, by reason of any matter, cause, or thing whatsoever arising from the actions or inactions of the Released Parties prior to the date hereof including any matter relating to the Agreement, the Loan Documents (collectively, “Released Matters”); and Borrower covenants not to sue any of the Released Parties with respect to the Released Matters.  The release and covenant not to sue set forth in this Section are intended by the parties to be as broad and comprehensive as possible.  However, this release will not cover any intentional torts or acts of gross negligence.

18.           Default.  Lender shall be entitled to pursue each and every remedy hereunder and under the Loan Documents, at Lender’s sole option, upon the occurrence of any of the following:

(a)           Borrower files a petition for bankruptcy under any chapter of the Federal Bankruptcy Code or takes advantage of any other debtor relief law, or an involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code is filed against Borrower, or any other judicial action is taken with respect to Borrower by any creditor;

(b)           Bank discovers that any representation or warranty made herein by Borrower was or is untrue, incorrect or misleading in any material respect;

(c)           After the date of this Agreement, and except for financial covenants relating to the Borrower’s profitability for the periods ending September 30, 2001 and December 31, 2001, Borrower’s breach or default in the performance of any covenant or agreement contained in this Agreement or the Loan Documents;

(d)           Lender receives any draft or request for payment in respect of any Letter of Credit.

19.           Miscellaneous.

19.1         Successors and Assigns. All of the grants, covenants, terms, conditions and agreements hereof shall be binding upon and inure to the benefit of all of the assigns and successors in interest of the parties hereto.

19.2         Modification.  Neither this Agreement nor any provision hereof may be changed, altered, waived, amended, or discharged orally, but only by an instrument reduced to writing, signed by all parties hereto.

19.3         Choice of Law.  It is the intention of the parties hereto that the laws of the State of Michigan shall govern the validity of this Agreement, construction of its terms and the interpretation of the rights and duties of the parties.

19.4.        Paragraph Headings.  Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

19.5.        Authority.  Each party, for itself, its successors and assigns, hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver and perform this Agreement, and that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound.

19.6.        Controlling Agreement.  This Agreement shall be construed to govern and control over any inconsistent provisions that may be contained in the Agreement or any other Loan Documents.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR ORAL OR WRITTEN, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first above written.

BORROWER:

AMERICAN MEDICAL TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Benjamin J. Gallant

LENDER:

BANK ONE, MICHIGAN, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Tipton Burch